Exhibit 3.251
Admission of Substituted Member
     Reference is made to the Operating Agreement of BFI Transfer Systems of Pennsylvania, LLC, a Pennsylvania limited liability company (the “Company”), dated as of March 30, 2001 (the “Agreement”), by BFI Waste Systems of North America, Inc., a Delaware corporation (“Original Member”). On the date hereof, Original Member transferred its member interest in the Company to its parent corporation, Browning-Ferris Industries, LLC, a Delaware limited liability company (the “Substituted Member”).
     The Substituted Member hereby becomes a party to the Agreement and hereby accepts and assumes all rights and obligations of the Original Member.
Dated: October 17, 2005.

BFI WASTE SYSTEMS OF NORTH AMERICA, INC.
By:	/s/ Jo Lynn White
Name:	Jo Lynn White
Title:	Secretary

Acknowledged and agreed:

BROWNING-FERRIS INDUSTRIES, LLC
By:	/s/ Donald W. Slager
Name:	Donald W. Slager
Title:	President

OPERATING AGREEMENT
OF
BFI TRANSFER SYSTEMS OF PENNSYLVANIA, LLC
     This Operating Agreement (the “Agreement”) of BFI TRANSFER SYSTEMS OF PENNSYLVANIA, LLC (the “Company”) is executed as of March 29, 2001, by BFI WASTE SYSTEMS OF NORTH AMERICA, INC., a Delaware corporation, the sole member of the Company (the “Member”), and shall bind the Member, the Company, and any other person who may acquire any interest in the Company.
     SECTION 1. DEFINITIONS; THE COMPANY
     1.1 Definitions. Capitalized words and phrases used in this Agreement and not otherwise defined shall have the meanings set forth in Section 7.6.
     1.2 Formation. The Company has been formed as a limited liability company pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement and the Certificate of Organization.
     1.3 Name. The name of the Company is BFI Transfer Systems of Pennsylvania, LLC. All business of the Company shall be conducted in the Company name. The Company shall hold its property in the name of the Company.
     1.4 Purpose. The purpose of the Company is primarily to engage in and conduct the business of non-hazardous solid waste management, and to engage in any other activity permitted under Pennsylvania law and the laws of any jurisdiction in which the Company may do business.
     1.5 Office. The registered office of the Company within the State of Pennsylvania shall be 1515 Market Street, Suite 1210, Philadelphia, Pennsylvania 19102. The registered office may be changed to any other place within the State of Pennsylvania upon the consent of the Member. The Company may maintain a registered office in any state within which it does business at any location approved by the Member.
     1.6 Registered Agent for Service of Process. The name and address of the registered agent for service of legal process on the Company in Pennsylvania are CT Corporation System, 1515 Market Street, Suite 1210, Philadelphia, Pennsylvania 19102. The Company’s agent for service of legal process may be changed upon the consent of the Member.
     1.7 Certificate of Organization. The Member shall file any amendments to the Certificate of Organization deemed necessary by it to reflect amendments to this Agreement adopted by the Member in accordance with the terms hereof. Upon the approval of any amendments thereto, by the Member in accordance with this Agreement, the Member or a designee of the Member shall be authorized to execute and file such instruments with the appropriate state agencies.

     SECTION 2. MEMBER; CAPITAL CONTRIBUTIONS; LOANS
     2.1 Member. The name and address of the sole Member is set forth in Exhibit A to this Agreement.
     2.2 Contributions of Member. The Member shall contribute to the Company the cash or other assets set forth in Exhibit A to this Agreement. The Member shall not be obligated to make additional Capital Contributions to the Company.
     2.3 Member Loans. The Member may make loans (“Member Loans”) to the Company, which shall bear interest and be repaid on such reasonable terms and conditions as the Member may determine. The Member shall not be required to make a Member Loan unless the Member has agreed to make such Member Loan.
     SECTION 3. DISTRIBUTIONS
     During the term of the Company, cash and property shall be distributed periodically to the Member in its sole discretion. No distribution shall be declared and paid unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company.
     SECTION 4. MANAGEMENT
     4.1 General Management Structure. Unless specifically provided otherwise in this Agreement, all decisions and actions concerning the Company and its affairs, and all matters requiring the consent or approval of the Member under this Agreement, shall be made within the sole discretion of the Member. Any party dealing with the Company shall be permitted to rely absolutely on the signature of the Member as binding on the Company.
     4.2 Delegation of Authority to Officers. The Member may designate one or more Persons as officers of the Company. The officers shall have the authority to act for and bind the Company to the extent of the authority granted to them in this Agreement or in resolutions duly adopted by the Member on behalf of the Company. The officers of the Company may include a president, vice presidents, an executive vice president, a secretary, a treasurer, and such other officers as the Member deems appropriate. The officers of the Company will be entitled to such compensation for their services as the Member may reasonably determine from time to time. Unless otherwise specified by the Member, the following officers shall have the authority to engage in the activities set forth with respect to their respective offices:
          4.2.1 President. The President shall, subject to the control of the Member, have general supervision of the business of the Company and shall see that all orders and resolutions of the Member are carried into effect. The President shall execute all bonds, mortgages, contracts and other instruments of the Company, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Company may sign and execute documents when so authorized by this Agreement, the Member, or the President. The President shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by this Agreement or by the Member.

          4.2.2 Vice Presidents. At the request of the President or in his absence or in the event of his inability or refusal to act, the Executive Vice President, if there is one acting, or in the absence of an Executive Vice President, the Vice President or the Vice Presidents if there are more than one, shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Each Vice President shall perform such other duties and have such other powers as the President from time to time may prescribe.
          4.2.3 Secretary. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.
          4.2.4 Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Member. The Treasurer shall disburse the funds of the Company as may be ordered by the Member, taking proper vouchers for such disbursements, and shall render to the President, from time to time, when the Member so requires, an account of all his transactions as Treasurer and of the financial condition of the Company. If required by the Member, the Treasurer shall give the Company a bond in such sum and with such surety or sureties as shall be satisfactory to the Member for the faithful performance of the duties of his office and for the restoration to the Company, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Company.
          4.2.5 Assistant Secretaries. Except as may be otherwise provided in this Agreement, Assistant Secretaries, if there are any, shall perform such duties and have such powers as from time to time may be assigned to them by the Member, the President, any Vice President, if there are any appointed, or the Secretary, and in the absence of the Secretary or in the event of his disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.
          4.2.6 Assistant Treasurers. Assistant Treasurers, if there are any, shall perform such duties and have such powers as from time to time may be assigned to them by the Member, the President, any Vice President, if there are any appointed, or the Treasurer, and in the absence of the Treasurer or in the event of his disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Member, an Assistant Treasurer shall give the Company a bond in such sum and with such surety or sureties as shall be satisfactory to the Member for the faithful performance of the duties of his office and for the restoration to the Company, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Company.
          4.2.7 Other Officers. Such other officers as the Member may choose shall perform such duties and have such powers as from time to time may be assigned to them by the

Member. The Member may delegate to any officer of the Company the power to choose such other officers and to prescribe their respective duties and powers.
     4.3 Indemnification. The Company, its receiver or its trustee shall defend, indemnify and save harmless the Member and its officers and any officers of the Company (the “Indemnified Parties”) from and against all losses, claims, costs, liabilities and damages incurred by them by reason of any act performed or omitted to be performed by them in connection with the business of the Company, including attorneys’ fees incurred by them in connection with the defense of any action based on any such act or omission; provided, however, no Indemnified Party shall be indemnified from any liability for fraud, bad faith, willful misconduct or gross negligence.
     4.4 Meetings. No annual or special meetings of the Member shall be required. Any action required or permitted to be taken at any meeting may be taken without a meeting if written consent setting forth the action to be taken is signed by the Member.
     SECTION 5. BOOKS AND RECORDS
     5.1 Books and Records. The Company shall maintain and preserve at its office all accounts, books and other relevant Company documents. The books of account of the Company shall be prepared and maintained on the same basis and in a manner consistent with the records of the Member.
     5.2 Fiscal Year. The fiscal year of the Company shall be the same as the fiscal year of the Member.
     5.3 Bank Accounts. The funds of the Company shall be maintained in a separate account or accounts in the name of the Company.
     SECTION 6. DISSOLUTION AND TERMINATION
     6.1 Dissolution. The Company shall dissolve upon the first to occur of any of the following events:
          (a) The sale of all or substantially all of the Company’s assets and the collection of the proceeds of such sale;
          (b) The election by the Member to dissolve the Company; or
          (c) Upon the Member becoming bankrupt or the occurrence of any event that terminates the membership of the Member in the Company as described in Section 8971(a)(4) of the Act.
          (d) The entry of an order of judicial dissolution under Section 8972 of the Act.

     6.2 Winding Up.
          (a) General. Following the dissolution of the Company, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but the Company’s separate existence shall continue until a certificate of dissolution has been filed in accordance with Section 6.3 or until a decree dissolving the Company has been entered by a court of competent jurisdiction.
          (b) Liquidation and Distribution of Assets. The Member (or its authorized successor in interest) shall be responsible for overseeing the winding up and liquidation of the Company and shall take full account of the Company’s liabilities and assets upon dissolution. Any assets not required to discharge any liabilities of the Company shall be distributed to the Member. Upon the completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated. The Company shall comply with any applicable requirements of the Act pertaining to the winding up of the affairs of the Company and the final distribution of its assets.
     6.3 Certificate of Dissolution. When all debts, liabilities and obligations of the Company have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets of the Company have been distributed to the Member, the Company shall execute and file a certificate of dissolution with the Pennsylvania Department of State.
     SECTION 7. MISCELLANEOUS
     7.1 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Member and its heirs, legatees, legal representatives, successors, transferees and assigns.
     7.2 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
     7.3 Severability. Every provision of this Agreement is intended to be severable. If any term or provision is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.
     7.4 Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.
     7.5 Governing Law. The laws of the State of Pennsylvania shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the Member.
     7.6 Glossary. For purposes of this Agreement, the following terms shall have the meanings specified in this Section:

     “Act” means the Pennsylvania Limited Liability Company Act, as set forth in § 8901 et. seq. of the Pennsylvania Consolidated Statutes, as amended from time to time (or any corresponding provisions of succeeding law).
     “Agreement” means this Agreement, as amended from time to time. Words such as “herein,” “hereinafter,” “hereof,” “hereto” and “hereunder,” refer to this Agreement as a whole, unless the context otherwise requires.
     “Certificate of Organization” has the meaning given that term in Section 1.7 hereof.
     “Capital Contribution” means the amount of money and the net fair market value of property (other than money) contributed to the Company by the Member.
     “Company” means the limited liability company formed pursuant to this Agreement and any limited liability company continuing the business of this Company in the event of dissolution as herein provided.
     “Member” means any Person identified as a Member in the heading to this Agreement.
     “Member Loans” has the meaning given that term in Section 2.3 hereof.
     “Person” means any individual, partnership, corporation, limited liability company, trust, or other entity.
     7.7 No Third-Party Beneficiaries. No term or provision of this Agreement is intended to or shall be for the benefit of any Person not a party hereto, and no such other Person shall have any right or cause of action hereunder.
     IN WITNESS WHEREOF, the undersigned has entered into this Agreement as of the date first above written.

BFI Waste Systems of North America, Inc., a Delaware corporation, its Sole Member
By:	/s/ Jo Lynn White
Name:	Jo Lynn White
Title:	Secretary

EXHIBIT A

	Initial Capital	Percentage
Name and Address of Member	Contribution	Interest
BFI Waste Systems of North America, Inc.	$100.00	100%
15880 N. Greenway-Hayden Loop, Ste. 100
Scottsdale, Arizona 85260